Exhibit 4.5

MODIFICATION AGREEMENT
OF

CONVERTIBLE PROMISSORY NOTE

This Modification Agreement of Convertible Promissory Note (the “Modification”) is made as of May 1, 2016 by and between EMMAUS LIFE SCIENCES, INC., a Delaware corporation, located at 21250 Hawthorne Blvd., Suite 800, Torrance CA 90503 (hereafter “Borrower” or “Company”) and Yutaka Niihara, M.D., an individual (the “Guarantor”), on the one hand, and HISAKO TERASAKI, as Trustee of the PAUL AND HISAKO TERASAKI TRUST dated February 15, 1985, as amended and restated, as a successor in interest to Paul Terasaki (“Lender”), on the other hand.

RECITALS

1.             Borrower executed that certain Convertible Promissory Note (the “Note”) in favor of Paul Terasaki, as Lender, on March 5, 2015, in the original principal amount of $656,052.05. As additional security to Lender, the Note is personally guaranteed by Guarantor.

2.             Concurrently with the Note, Company issued a Warrant to Paul Terasaki to purchase 100,000 shares of common stock of the Company (the “Warrant”). The Expiration Date of the Warrant is March 5, 2020.

3.             By an Assignment of Assets executed by Paul I. Terasaki and Hisako Terasaki on February 26, 2011, Paul I. Terasaki assigned all currently owned and after-acquired tangible and intangible personal property-including the Note, Warrant, and all prior agreements executed by and between Borrower and Lender-to the Trustees of the Paul and Hisako Terasaki Trust dated February 15, 1985, as amended and restated.

4.             The Note became due and payable in full on November 1, 2015 (the “Maturity Date”). As of the date hereof, Borrower is in default and no payments have been made under the Note.

5.             Paul I. Terasaki died on January 25, 2016. Hisako Terasaki, as Trustee of the Paul and Hisako Terasaki Trust, as assignee, is the holder of the Note and the Warrant.

6.             The parties hereto desire to make certain modifications to the Note upon the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties, the parties hereto do hereby agree as follows:

1.             Capitalized Terms. All capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Note.

2.             Consent to Assignment. Borrower and Guarantor hereby consent to the assignment of the Note and Warrant by Paul Terasaki to the Paul and Hisako Terasaki Trust.

3.             Confirmation of Outstanding Balance. The parties hereto acknowledge and agree that as of May 1, 2016, the outstanding balance of principal is $656,052.05, plus accrued unpaid interest of $76,030.14.

4.             Modification of Warrant. Pursuant to Paragraph 6 of the Note, upon a default, Borrower is required to issue a Warrant to Lender for 25,000 shares of common stock of the Company, at $4.90 per share (the “Default Warrant”), but as of the date hereof the Default Warrant has not been issued. Lender hereby waives all rights to the Default Warrant, and in lieu of the Default Warrant, Borrower shall issue to Lender in connection with this Modification a Warrant to purchase 75,000 shares of common stock of the Company, at $4.70 per share (the “Modification Warrant”). Borrower represents that the purchase price of $4.70 per share is the current fair market value of the shares of the Company. The Date of Issuance of the Modification Warrant shall be as of May 1, 2016, and the Expiration Date shall be May 1, 2021. Borrower shall prepare all documents necessary to memorialize the issuance of the Modification Warrant described in this Paragraph 4.

5.             Extension of Maturity Date. The parties hereto agree that the payments otherwise due under the Note shall be modified as follows:

a.              The Maturity Date of the loan shall be extended for a period of six (6) months to October 1, 2016, at which time the entire outstanding principal and accrued interest payable under the Note shall become due and payable in full.

b.              Borrower shall make payments to Lender in six (6) equal monthly installments $124,580.03, beginning on May 1, 2016, in accordance with the amortization schedule attached hereto as Exhibit A .

c.              In connection with such modification, Paragraph 1 of the Note shall be deleted in its entirety and the following shall be substituted therefor:

1.         Terms of Repayment. Commencing on May 1, 2016, Borrower shall pay to Lender principal and interest on the first day of each month, for a period of six (6) months), in the amount of $124,580.03 per month. The entire unpaid balance of principal, and all accrued but unpaid interest thereon, shall become immediately due and payable on October 1, 2016 (the “Maturity Date”).

6.             All Other Provisions of Convertible Promissory Note and Warrant to Purchase Shares of Common Stock Remain in Effect. Except as otherwise modified herein, all of the terms and provisions of the Note and Warrant shall remain in full force and effect and are ratified and confirmed in all respects.

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7.                Guaranty.      As additional security to Lender, Guarantor hereby consents to the Modification and ratifies and confirms the Guaranty in all respects.

8.               Binding Effect. This Modification, and all rights and obligations hereunder, shall be binding upon the parties hereto, and all of their respective successors-in-interest and assigns.

9.               Governing Law. This Modification shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Modification as of the date first written above.

“Borrower”	“Lender”

EMMAUS LIFE SCIENCES, INC., a Delaware Corporation	PAUL AND HISAKO TERASAKI TRUST dated February 15, 1985, as amended and restated

By:	By:
HISAKO TERASAKI, Trustee
Title:

“Guarantor”

YUTAKA NIIHARA, M.D., an individual

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EXHIBIT A

04-20-16

Emmaus Conv Note

Starting Loan Amount:	$ 656,052.05	Loan Date:	03-05-2015
Amortization Method:	Normal, 365 D/Y	First Payment Date:	05-01-2016
Starting Interest Rate:	10.000%	Starting Accrual Rate:	0.000%
Term of Loan:	6	Starting Payment Period:	Monthly

PMT	Due Date	Payment Amount	Interest	Principal	Balance
1	05-01-16	124,580. 03	76,030.14	48,549.89	607,502.16
2	06-01-16	124,580.03	5,159.61	119,420.42	488,081.74
3	07-01-16	124,580.03	4,011.63	120,568.40	367,513.34
4	08-01-16	124,580.03	3,121.35	121,458.68	246,054.66
5	09-01-16	124,580. 03	2, 089.78	122,490.25	123,564,41
6	10-01-16	124,580.01	1,015.60	123,564.41	0.00
2016 totals		747,480.16	91,428.11	656,052.05
Grand totals		$747,480.16	$91,428.11	$656,052.05

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